U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS

Pursuant to Section 12(b) or 12(g) of
The Securities Exchange Act of 1934

SMSA Kerrville Acquisition Corp.
(Exact Name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-54275 (Commission File No.)	27-3924073 (I.R.S. Employer Identification No.)

2591 Dallas Parkway, Suite 102, Frisco, Texas (Address of principal executive offices)

75034 (Zip Code)

Issuer’s telephone number: (972) 963-0001

Securities to be registered under Section 12(b) of the Act:

Title of Each Class to be so Registered:	Name of Each Exchange on which Each Class is to be Registered:
None	None

Securities to be registered under Section 12(g) of the Act:

Common Stock, Par Value $.001 (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company[x]
(Do not check if a smaller reporting company)

SMSA Kerrville Acquisition Corp.,
a Nevada corporation

Index to Registration Statement on Form 10

i

Item 1. Description of Business

SMSA Kerrville Acquisition Corp., Inc. (the “Company” or “we”) was organized on May 3, 2010 as a Nevada corporation to effect the reincorporation of Senior Management Services of Kerrville, Inc., mandated by the plan of reorganization discussed below. In accordance with the confirmed plan of reorganization, our business plan was to seek to identify a privately-held operating company desiring to become a publicly held company by merging with us through a reverse merger or acquisition.

We are qualified to do business in Texas as SMSA Kerrville Acquisition Corp. Our shares of common stock are currently not trading. We are filing this Registration Statement on Form 10 on a voluntary basis so that we will become a reporting issuer pursuant to the Securities and Exchange Act of 1934, which is a requirement for our common stock to become eligible for quotation on the OTC Bulletin Board.

We are a development stage company and a shell company as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”) and Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”).   Our principal office is located at 2591 Dallas Parkway, Suite 102, Frisco TX 75034, and our telephone number is (972) 963-0001.

From inception until recently in 2011, we did not conduct business or generate revenues. Our current plan of operations is to start a business to provide electronic filing services to companies and others who are required to file reports with the Securities and Exchange Commission pursuant to the Securities Act and the Exchange Act and do so through the SEC’s electronic data gathering analysis and retrieval system, also known as “EDGAR”. We have not conducted market research into the likelihood of success of our proposed operations.

We reported net losses of $300.00 for the eight months ended December 31, 2010.  We anticipate that we will continue to incur losses for the foreseeable future.

History

On December 15, 2010 we entered into a stock exchange agreement pursuant to which the Company agreed to issue 9,500,000 shares of restricted common stock to Kevin B. Halter, Jr. for all the issued and outstanding shares of STC EDGAR, Inc. (“STC Edgar”).  In connection with the stock exchange agreement Timothy P. Halter resigned as the President, Chief Financial Officer, Treasurer, Secretary and Director of the Company and Kevin B. Halter, Jr. was appointed as the President, Chief Financial Officer, Treasurer, Secretary and Director of the Company. Kevin B. Halter, Jr. is the brother of Timothy P. Halter.

On January 17, 2007 Senior Management Services of Kerrville, Inc. and its affiliated companies, or collectively SMS Companies, filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  On August 1, 2007, the bankruptcy court entered its confirmation order which confirmed the First Amended, Modified Chapter 11 Plan, or the Plan, as presented by SMS Companies and their creditors. The effective date of the Plan was August 10, 2007.

During the three years prior to filing the reorganization petition, SMS Companies operated a chain of skilled nursing homes in Texas, which prior to the bankruptcy proceedings consisted of 14 nursing facilities, ranging in size from approximately 114 beds to 325 beds.  In the aggregate, SMS Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees. A significant portion of the SMS Companies cash flow was provided by patients covered by Medicare and Medicaid.  The SMS Companies facilities provided round-the-clock care for the health, well-being, safety and medical needs of its patients. The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas.

In 2005 SMS Companies obtained a secured credit facility from a financial institution.  The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million which was utilized for working capital and to finance the purchase of the real property on which two of its nursing care facilities operated.  By late 2006, SMS Companies were in an “over advance” position, whereby the amount of funds extended by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility.  Beginning in September 2006, SMS Companies entered into the first of a series of forbearance agreements whereby the lender agreed to forebear from declaring the financing in default provided SMS Companies obtained a commitment from a new lender to refinance and restructure the credit facility.  SMS Companies were unsuccessful in obtaining a commitment from a new lender and on January 5, 2007, the lender declared SMS Companies in default and commenced foreclosure and collection proceedings.  On January 9, 2007 the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy.  Subsequently, on January 17, 2007 the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

Plan of Reorganization

During the administration of the SMS Companies bankruptcy reorganization proceedings, it became apparent that there would not be any available funds to pay the claims of the unsecured creditors. Halter Financial Group, Inc., or HFG, an affiliate, Timothy P. Halter, was contacted by a legal representative of the SMS Companies to determine whether HFG would participate with the SMS Companies and their creditors in formulating the structure of the Plan to provide an opportunity for the unsecured SMS Companies’ creditors to receive payment for all or a portion of their claims. HFG had no affiliation or involvement with any of the SMS Companies prior to the bankruptcy action.

HFG is a Dallas, Texas based consulting firm specializing in the area of mergers, acquisitions and corporate finance. HFG had previously participated with other companies and their creditors in structuring reorganization plans under Chapter 11 of the Bankruptcy Code which provided, in part, for a debtor with significant unsecured creditors to emerge out of bankruptcy, with the creditors exchanging their claims for equity in the reorganized company.  The reorganized company would then seek a merger or business combination with an operating business, which would provide the shareholders with the opportunity to recover all or a portion of their previous claims through appreciation of the stock value after a business combination with a private operating company.

HFG agreed to participate with SMS Companies and their creditors in structuring the Plan.  As part of the Plan, HFG provided $115,000 to be used to pay professional fees associated with the Plan confirmation process.  HFG was granted an option that provided for the issuance of equity securities in each of the 23 SMS Companies, including Senior Management Services of Kerrville, Inc. in satisfaction of HFG’s administrative claims.  The option to acquire equity securities in lieu of repayment of the $115,000 administrative claim was exercised by HFG.  Although HFG was unable to specifically determine how the $115,000 was utilized, it believes that the bankruptcy trustee used the funds to pay administrative expenses, including legal and other fees which were incurred during the structuring and implementation of the Plan.

The Plan provided that HFG would receive approximately 80% of the common stock in each SMS Company and that the unsecured creditors would receive the remaining 20% of the common stock in exchange for their claims.  Each creditor would receive its pro rata share of the common stock based on the percentage of its claim to the total amount of the outstanding unsecured claims for each SMS Company in which the creditor holds a claim.  Other than receiving 80% of the common stock in each SMS Company, HFG did not receive any additional cash compensation from or equity securities in any of the SMS Companies, nor will HFG recoup any portion of the $115,000 payment from any of the SMS Companies.

As provided in the Plan, approximately 80% of the then outstanding common stock of Senior Management Services of Kerrville, Inc., or 415,960 shares, was issued to HFG in satisfaction of HFG’s administrative claims.  The remaining 20% of our outstanding common stock, or 109,074 shares, was issued to 482 holders of unsecured debt.  In accordance with the bankruptcy court order, the 525,034 shares, or Plan Shares, were issued pursuant to Section 1145(a) of the Bankruptcy Code.  As further consideration for the issuance of the 415,960 Plan Shares to HFG, the Plan required HFG to assist us in identifying a potential merger or acquisition candidate.

The Plan provides that all costs and expenses associated with or related to our reincorporation in the State of Nevada, any subsequent mergers, the issuance of the Plan Shares and any other filings or actions with regard thereto shall be borne solely by HFG.  HFG was responsible for the payment of our operating expenses and will assist us with formulating the structure of any proposed merger or acquisition.  Additionally, HFG was responsible for paying our legal and accounting expenses related to this registration statement and our expenses incurred in consummating a merger or acquisition.  Also, HFG was not entitled to receive any repayment of such expenses prior to, or as a conditions of, a merger or acquisition.

Pursuant to the Plan, the pre-confirmation unsecured creditors of Senior Management Services of Kerrville, Inc. (our predecessor company) agreed to accept Plan Shares in SMSA Kerrville Acquisition Corp., as reorganized, in lieu of asserting recovery of their claims against the Plan’s liquidating trust. As previously discussed, the confirmation order provided for an injunction protecting us from the claims of the pre-confirmation unsecured creditors while we pursue a business combination with an operating business. If we did not consummate a business combination prior to February 10, 2011, our issued Plan Shares will be deemed canceled and we would file dissolution documents with the State of Nevada and will cease to exist. Accordingly, the discharge provided in the Plan to us will not be effective. In such event the pre-confirmation unsecured creditors could attempt to assert their pre-confirmation claims against us and the Plan liquidating trust. However, because of the reverse acquisition transaction with STC EDGAR, Inc. on December 15, 2010, we met our obligations under the Plan and have received a certificate of compliance from the Bankruptcy Court.

The SMS Companies bankruptcy case is closed as a final decree has been entered.  The confirmation order of the Plan was effective on August 10, 2007.  No appeal was filed.  There is no continuing jurisdiction being exercised by the bankruptcy court over us, or any of the SMS Companies, other than the acceptance of a certificate of compliance to be filed by each individual entity upon the timely completion of a merger or acquisition.

Effective September 15, 2010, HFG transferred its 415,960 Plan Shares to Halter Financial Investments L.P., or HFI, a Texas limited partnership controlled by Timothy P. Halter, which still owns such shares representing less than 5% of shares outstanding.

Timothy P. Halter is the sole officer, director and shareholder of HFG and an officer and member of Halter Financial Investments GP, LLC, general partner of HFI. Mr. Halter is the brother of Kevin B. Halter, Jr. who has served as our president and sole director since December 15, 2010.  Kevin B. Halter, Jr. will assist us with the implementation of our business plan.

The other SMS Companies continue to be controlled by HFG.  SMSA Kerrville Acquisition Corp. has no interest in the other SMS Companies and no on-going business relationship with any of them.  We are not aware of any plans for any of those companies.

Business Formation.  In November 2010 the Company formed STC Edgar, Inc. as a wholly-owned Texas corporation.  STC Edgar will commence business as a start-up company in March 2011 and will take over the clients formerly serviced by Securities Transfer Corporation through its STC Edgar division, which is being closed.  No consideration is being paid from the Company to Securities Transfer Corporation for the STC Edgar business.

Our Business.  Through our subsidiary STC EDGAR, Inc., we provide EDGARizing services to various commercial and corporate entities.  Our primary service is the EDGARization of corporate documents that require filing on EDGAR, the Electronic Data Gathering, Analysis, and Retrieval system maintained by the Securities and Exchange Commission.  EDGAR performs automated collection, validation, indexing, acceptance, and forwarding of submissions by companies and others who are required by law to file forms with the Securities and Exchange Commission.  These documents include registration statements, prospectuses, annual reports, quarterly reports, periodic reports, debt agreements, special proxy statements, offering circulars, tender offer materials and other documents related to corporate financings, acquisitions and mergers. We receive our clients’ information in a variety of media, and reformat it for distribution, either in print, digital or Internet form.

Mr. Halter, our majority stockholder, is also the President and majority shareholder of Securities Transfer Corporation.  Securities Transfer Corporation formerly provided Edgar filing services.  Kevin B. Halter, Jr. is not required to commit his full time to our affairs, and will devote approximately four hours per week to our business, which may result in a conflict of interest in allocating his time between our operations and other businesses.  If his other business affairs require him to devote more substantial amounts of time to such interests, it could limit his ability to devote time to our affairs and could have a negative impact on our ability to implement our business plan.  Mr. Halter’s other business interests, title and amount of time spent on each are as follows: Mr. Halter is President of Securities Transfer Corporation and will devote approximately 20 hours per week. Mr. Halter is also the President of Halter Capital Corporation and will devote approximately 16 hours per week.

Our EDGARization Services. We are a full-service EDGARizing firm that files EDGAR reports on behalf of public companies. The scope of work undertaken by a full-service EDGARizing includes the following:

•	filing for EDGAR access codes;
•	conversion of document to EDGAR acceptable format;
•	client approval of EDGARized document; and
•	electronic filing of the document.

We offer HTML (Hypertext Markup Language) and unofficial PDF (Portable Document Format) filing service for those clients who prefer their documents to appear similar to their original format.  We use the most current EDGARization software, which allows for filings to be transmitted via the Internet for no fee. Documents still require much work to conform to the requirements of the EDGAR system.  We receive the documents to be EDGARized via email in PDF, Microsoft Word or Excel format. In order to convert that document to an HTML document, our edgarizer will do the following to prepare a document for filing with the SEC:

1)           Identify the document type to be filed and print the document and open the Edgarizer HTML Software on the desktop.

2)           Open the Contact Manager section of the software and Input the new client information. This includes client name, CCC, CIK, password, pass phrase, I.R.S. # and other pertinent information.

3)           Create a new submission information file for the particular filing and input the correct and required information for the particular filing.  For example, a current report on Form-8K will have correlating item numbers which must be input in advance of EDGARization, as well as a “date of event” field. Exhibits are then added to the newly create submission information file.  The file is then saved.

4)           From this point, the document attachment is opened in its original format and proofed for formatting errors before conversion. For example, in a word document for example we would do the following:

•	accept track changes;
•	turn off track changes;
•	convert auto numbers;
•	ensure consistent formatting of the document, such as spacing, underlines, bold, italics, paragraph justification, font size, and font type; and
•	ensure consistent formatting of the document, such as spacing, underlines, bold, italics, paragraph justification, font size, and font type; and
•	copy and paste into the newly created submission information file, the main body of the document.

Additional steps may be required depending on the quality and type of original documents provided. PDF documents would require the extra conversion to Word using Omnipro before it can be cut and pasted into the submission information file.

5)           The Edgarized document is proofed for errors and necessary formatting corrections are made within the Edgarizer HTML Software.

6)           Financial tables are then converted and adjusted using the” Convert to financial table tool”, within the Edgarizer HTML Software. Once completed, financial tables require time to correct column width, row height, indents, spacing, underlines, and centering. Financial tables can be significantly more complex than text to convert.

7)           Exhibits are opened, proofed in the same manner as above, and pasted into their allotted space within the submission information file. Exhibits are proofed again for accuracy and corrected as necessary. An exhibit number and style header is added to the top of each exhibit.

8)           Page breaks are added throughout the entire document and page numbers are inserted.

9)           Adjustments are also made to the page numbers of the table of contents, as needed and where applicable.

10)           Finally, the appropriate signature lines are added from within the Edgarizer HTML software toolbar. The appropriate information is then cut and pasted in. Dates are added and signatures conformed as required.

Our EDGARization Software. We currently license Edgarizer HTML, our EDGARization software, from Edgarfilings, Ltd. Edgarizer HTML is a widely used EDGARization software available for compiling and submitting Securities and Exchange Commission EDGAR filings.  The program converts documents produced by word processing, spreadsheet, and desktop publishing packages into the EDGAR HTML format, adding the required submission information and EDGAR tags. Edgarizer HTML includes complete test filing capabilities to ensure that filings are compliant, and full communications features to facilitate filing directly to the SEC.  We pay $3,790 per year to Edgarfilings, Ltd. for our license, which is renewable on an annual basis.  Other sources of Edgar software are available if we were to lose our access to Edgarizer HTML.

Clients and Pricing. STC Edgar currently provides Edgarization services for thirty-five reporting companies and approximately four other filers.  The Edgar services provided by STC Edgar are based upon charges in the range of $10.00 to $15.00 per page filed.  This pricing model is believed to be typical in the Edgar filing business, although we believe our prices are lower than those changed by the dominant financial printing companies.

Our Industry.  The Securities and Exchange Commission established a program for the electronic filing of documents under the federal securities laws, entitled Electronic Data Gathering Analysis and Retrieval.  This program requires participants or their agents to file disclosure information with the Securities and Exchange Commission in an electronic format rather than by the traditional paper-filing package. This electronic format includes additional submission information and coding “tags” within the document for aid in the Securities and Exchange Commission’s analysis of the document and retrieval by the public.  EDGAR allows registrants to file and the public to retrieve disclosure information electronically.

The Securities and Exchange Commission began the development of EDGAR with a pilot program in 1984.  Through a phase-in schedule, the Securities and Exchange Commission assigned one of ten dates by which all public companies were to start filing disclosure documents through EDGAR operational system, which began April 26, 1993.  All publicly held companies were expected to be required to file disclosure documents through EDGAR by May 1996.  In addition, in 1999, the National Association of Securities Dealers, Inc. mandated that companies that participate on the Over-The-Counter Bulletin Board, an electronic quotation medium, file registration statements with the Securities and Exchange Commission via EDGAR, and to begin filing periodic filings with the Securities and Exchange Commission, which significantly increased the number of companies that needed to utilize EDGAR filer services.

In May 1999, the EDGAR system began accepting documents in HTML (Hypertext Markup Language) and unofficial documents in PDF (Portable Document Format).  This modernization of the EDGAR system was intended to make the system more user friendly, and give the documents submitted a look which was closer to that of the original document.  At some point in the future, the Securities and Exchange Commission will no longer accept the traditional ASCII documents, and HTML will become the new standard.

The EDGAR system has been enormously successful in making public company information more widely available and increasing transparency in the market place.

Our Target Markets and Marketing Strategy.  We believe that our primary target market will consist of small and medium size corporate entities and law firms that desire EDGARizing services for them or their clients.  Our marketing strategy is to promote our services and products and attract businesses to us. Our marketing initiatives will include:

•	establish relationships with industry professionals, such as attorneys and accountants, who can refer customers to us;
•	utilizing direct response print advertisements placed primarily in small business, entrepreneurial, and financially-oriented magazines and special interest magazines;
•	attend industry tradeshows;
•	initiate direct contact with potential customers, and
•	market our services via the Internet.

These activities will be conducted by Mr. Halter initially and later by employed marketing personnel as revenues permit.

Growth Strategy.  Our objective is to become one of the dominant providers of EDGARizing services to small cap and micro cap public companies and small to medium size law firms. Our strategy is to provide clients with competitive pricing, exceptional personal service and reliable quality. Key elements of our strategy include:

•	increase our relationships with businesses, law firms and accountants;
•	continue and expand our website;
•	provide additional services for businesses and other filers; and
•	pursue relationships with companies that will support our business development.

Our Website www.stcedgar.com.  Our website provides a description of our services along with our contact information including our address, telephone number and e-mail address. Our website also provides prospective customers with relevant information about our pricing and payment options, our filing procedures, frequently asked questions and investor relations.   We will also make available our SEC disclosure filing and press releases on our website.

Our Competition.  The EDGARizing services industry in the United States is highly competitive.  The EDGARizing process reformats documents required to be filed with the SEC from files that were originally generated using a variety of word processing and spreadsheet software.  We compete with a variety of companies, many of which have greater financial and other resources than us, or are subsidiaries or divisions of larger organizations. In particular, the industry is characterized by a small number of large, dominant organizations that perform this service, such as Bowne & Co., Inc., RR Donnelley & Sons Co. and Merrill Corporation, along with corporate entities or law firms that have their own in-house EDGARizing capability.

The major competitive factors in our business are the timeliness and quality of customer service, the quality of finished products and price.  Our ability to compete effectively in providing customer service and quality finished products depends primarily on the level of training of our staff, the utilization of computer software and equipment and the ability to perform the services with speed and accuracy.  We believe we compete effectively in all of these areas.

Many of our competitors have substantially greater financial, technical, managerial, marketing and other resources than we do, and they may compete more effectively than we can.  If our competitors offer EDGARizing services at lower prices than we do, we may have to lower the prices we charge, which will adversely affect our results of operations.  Furthermore, many of our competitors are able to obtain more experienced employees than we can.

Government Regulation.  We are subject to federal, state and local laws and regulations applied to businesses generally.  We believe that we are in conformity with all applicable laws in all relevant jurisdictions.  We do not believe that we are exposed to liability under any environmental laws and regulations of the United States and the states in which we operate.

Our Research and Development.  We are not currently conducting any research and development activities. We do not anticipate conducting such activities in the near future.

Intellectual Property.  We do not presently own any copyrights, patents, trademarks, licenses, concessions or royalties, and we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable.

EDGARizer is a registered trademark of EDGARfilings, Ltd. EDGAR is registered trademark of the Securities and Exchange Commission. Because we use the name or phrase EDGAR in our operating company name and materials, we may need to secure a trademark license issued by EDGARfilings, Ltd. In the event that we use the name or phrase EDGAR in our materials, we may need to secure a trademark license issued by the Securities and Exchange Commission.

We own the Internet domain name “www.stcedgar.com”, which we obtained from Securities Transfer Corp.  Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org”, or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

Employees. As of January 1, 2011, we have no full-time employees.  Mr. Kevin Halter, Jr., our president, chief financial officer, secretary and sole director, currently devotes approximately four hours per week of his business time to our operations.  We have no other management personnel.  We do not currently anticipate that we will hire any employees in the next six months, unless we significantly increase our revenues.  From time-to-time, we anticipate that we will use the services of independent contractors and consultants to support our expansion and business development, including one employee of Securities Transfer Corporation who will be seconded to our business.

Facilities.  Our executive, administrative and operating offices are located at 2591 Dallas Parkway, Suite 102, Frisco Texas 75034.  In connection with the closing of the Edgar division of Securities Transfer Corp. and initiation of business by STC Edgar, we will sublease approximately 200 square feet of office space from STC at the above address.  We will pay Securities Transfer Corp approximately $400 per month, which approximates the cost of such space to Securities Transfer Corp.  We do not have a written lease or sublease agreement with Securities Transfer Corp.  We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required.

Risk Factors.

Investing in our common stock involves a high degree of risk. Any potential investor should carefully consider the risks and uncertainties described below before purchasing any shares of our common stock. The risks described below are those we currently believe may materially affect us.

Risks Related to our Business:

We have had operating losses since formation and expect to incur net losses for the foreseeable future. We have reported net losses of $300 for the period from inception to December 31, 2010 and had no revenue for the year.  Our auditors have issued an opinion on our financial statements that includes a statement of substantial doubt about our ability to exist as a going concern.  We anticipate that we will lose money in the foreseeable future and we may not be able to achieve profitable operations. In order to achieve profitable operations, we need to generate more significant revenues and expand our customer base.  We cannot be certain that our business will be successful or that we will generate significant revenues and become profitable.  We provide EDGARization services to a small number of customers.  We expect that those customers will continue to account for a large portion of our revenues for the foreseeable future. If our relationships with any of those customers were disrupted, we could lose a significant portion of our anticipated revenues.

The nature of our EDGARizing business is highly cyclical and affected by conditions in capital markets, such that our operating results may fluctuate due to a number of factors, such as stock market fluctuations and overall trends in the economy.  The EDGARizing industry is highly dependent on the volume of public financing and equity offerings and corporate reporting requirements.  The corporate reporting revenue is seasonal as the greatest number of regulatory reports is required to be processed during the fiscal quarter ending March 31 and the second quarter ending June 30.  Because of these cyclical and seasonal factors, coupled with the general need to complete certain processing jobs quickly after delivery of copy by customers, we may not be able to handle maximum workloads as we only have only full-time employee and one-part time employee.

The EDGARizing industry has been dominated by larger, more established service providers.  We compete directly with a number of other document processors having the same degree of specialization. Some of these document processors, such as Bowne & Co., Inc., RR Donnelley & Sons Co. and Merrill Corporation, enjoy significant market share, operate at multiple locations and have greater financial resources than we do.  We face competition from other EDGARizing services, as well as from corporate entities and law firms that provide their own in-house EDGARizing services.  We are newly entering this market, therefore, we do not know if our services will generate widespread market acceptance. Several factors may contribute to our products and services not achieving broad market acceptance, which include:

•	failure to build brand recognition ;
•	increased competition among other EDGARizing providers;
•	failure to acquire, maintain and use state-of-the-art designing and computer equipment and document reformatting software;
•	failure or stagnation of the e-commerce industry; and
•	failure of clientele to use our EDGARizing services.

The software and equipment we use in our EDGARizing business are subject to rapid technological change and could cause us to make significant capital investment in new equipment.  Newer technologies, techniques or products for the delivery of EDGARizing services we offer could be developed with better performance than the computer equipment and software that we use.  The availability of new and better technologies could require us to make significant investments in computer equipment and software, render our current computer equipment or software obsolete and have a significant negative impact on our business and results of operations.  Furthermore, technological changes, such as improvements or advancements in computer equipment or software could require a significant investment on our part to train our designers how to use these new applications.

Significant decreases in EDGARizing prices could harm our business by decreasing the demand for our services, lowering the barriers to market entry and increasing market competitiveness.  A significant reduction in the price of document reformatting computer equipment or software could reduce the demand for our services by making it economically more attractive for small reporting companies and law firms that are our primary target market to buy their own document reformatting computer equipment and software begin to compete with us.  Furthermore, decreases in prices of document reformatting software and computer equipment could result in smaller business ceasing to use our services to perform basic EDGARizing projects.  In addition, price decreases could force us to reduce our fees in response to this reduction in demand or as a means to remain competitive.

We anticipate that we may need to raise additional capital to market our services.  Our failure to raise additional capital will significantly affect our ability to fund our proposed activities.  To actively market our services, we may be required to raise additional funds of approximately $50,000.  We do not know if we will be able to acquire additional financing.  We anticipate that we will spend significant funds on the marketing and promotion of our services.  Our failure to obtain additional funds would significantly limit or eliminate our ability to fund our sales and marketing activities.  If we are not able to fund our sales and marketing activities, our ability to increase our revenues will be significantly hindered.

On February 14, 2011, Kevin Halter, Jr., our president, secretary, chief financial officer and sole director, loaned us $25,000 at 6% interest. We have been relying, and expect to continue to rely, on Mr. Halter to provide loans to pay for some of our expenses.  We cannot guarantee that Mr. Halter will continue to provide loans to us.

Our sole officer and director is engaged in other activities and could have conflicts of interest with us.  Mr. Halter, our sole member of management as our president, chief financial officer, secretary and director, engages in other activities unrelated to our operations.  Our officer and director may have conflicts of interest in allocating time, services, and functions between the other business ventures in which those persons may be or become involved.  Our officer and director may not have sufficient staff, consultants, employees, agents, contractors, and managers to adequately conduct our business.

Our sole manager may face certain conflicts of interest.  Mr. Halter will serve as our sole manager but will not devote substantial time to our business.  He will engage in related party transactions with the Company, including loans of operating funds, subleasing of office space, and seconding of employees to the Company, among others.  There will be no independent members of the board of directors to review the fairness of these arrangements, and the Company will depend upon his treatment of the Company in a fair manner.

As a service-oriented company, we depend on the efforts and abilities of Kevin Halter to manage our operations and perform our EDGARization services.  Our sole officer has not entered into an employment agreement with us.  We currently do not maintain any life insurance for our sole officer or sole director.  Our ability to provide services will depend on the continued services of Kevin Halter, our sole officer and sole director.  Any loss of services provided by Kevin Halter would be particularly detrimental to us because, among other things, the loss would slow our growth, sever the relationships and contacts we maintain through Mr. Halter within the EDGARizing industry and deprive us of his experience.

Our auditors have questioned our ability to continue operations as a “going concern.” Investors may lose all of their investment if we are unable to continue operations.  We hope to generate increased revenues and operate profitably.  In the absence of generating significantly more revenues, we will seek to raise additional funds to meet our working capital needs principally through the additional sales of our securities.  However, we cannot guarantee that we will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us.  As a result, our auditors believe that substantial doubt exists about our ability to continue operations.

Risks Related to Owning Our Common Stock

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.  No public market currently exists for our common stock. We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Purchasers of shares of our common stock may not realize any return on their purchase of our shares. Purchasers may lose their investments in us completely.

Our officer, director and principal security holder own approximately 95% of our outstanding shares of common stock, allowing these shareholders to exert significant influence in matters requiring approval of our shareholders.  Our director, officer and principal security holder beneficially owns, in the aggregate, approximately 95% of our outstanding shares of common stock.  Our principal security holder may be able to exert significant influence, or even control, matters requiring approval by our security holders, including the election of directors.  Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval.  In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Our common stock may be subject to penny stock regulations which may make it difficult for investors to sell their stock. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our common stock becomes subject to the penny stock rules, holders of our shares may have difficulty selling those shares.

Item 2. Financial Information

Information in this registration statement contains “forward looking statements” which may be identified by the use of forward-looking terminology, such as “may”, “shall”, “will”, “could”, “expect”, “estimate”, “anticipate”, “predict”, “probable”, “possible”, “should”, “continue”, or similar terms, variations of those terms or the negative of those terms.  The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable.  Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.  To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements.  No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

Critical Accounting Policy and Estimates.  Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources.

The following discussion of our financial condition and results of operations should be read in conjunction with (1) our audited financial statements for the period from inception to December 31, 2010, together with notes thereto included in this Form 10.

For the period from inception to December 31, 2010.

Results of Operations.

Revenues.  We generated revenues of $0 for the period from November 9, 2010 (date of inception) through December 31, 2010. We anticipate that our revenues will increase as we develop additional relationships with potential clients for our services.

Operating Expenses. For the period from inception to December 31, 2010, our total operating expenses were $300.  Our net loss from operations before other income for the twelve months ended December 31, 2010, was approximately $300.

Net Income or Loss.  For the period from inception to December 31, 2010, our net loss was $300, which includes our net loss of $0 from operations before other income, our loss of $0 on other income, and our provision for income taxes of $0. The net loss was primarily due to increased operating expenses, which included the increased professional fees of $0.

Liquidity and Capital Resources.  We had cash of $1,000 and accounts receivable of $0 as of December 31, 2010, together with $0 of prepaid expenses, making our total current assets $1,000 as of that date.  The total of our property and equipment, less accumulated depreciation, was a net value of $0. Our total assets of $1,000 as of December 31, 2010, included our current assets of $0, property and equipment of $0, net of depreciation, and other asset of $0.

On February 14, 2011, Kevin Halter, our president, secretary, chief financial officer and sole director, loaned us $25,000.  The loan bears interest at 6% and due on demand.  We used some of those funds to pay our auditors for the audit of our financial statements. We expect that the legal and accounting costs of becoming a public company will continue to impact our liquidity as we will need to obtain funds to pay those expenses.

Besides generating revenue from our current operations, we will hope to raise approximately $50,000 to provide working capital for the next twelve months.  If we unable to raise capital to continue our operations, we believe that Mr. Halter will continue to contribute funds to pay for our expenses to achieve our objectives over the next twelve months as he is our principal shareholder.

As of December 31, 2010, our current liabilities were $0, of which $0 was represented by accounts payable and accrued expense. We had no other long term liabilities, commitments or contingencies.

Other than the proposed increases in marketing expenses and the anticipated increases in legal and accounting costs due to the reporting requirements of becoming a reporting company, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity.

We had no other long term liabilities, commitments or contingencies.

Other than the proposed increases in marketing expenses and the anticipated increases in legal and accounting costs due to the reporting requirements of becoming a reporting company, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity.

Our Plan of Operation for the Next Twelve Months.  To effectuate our business plan during the next twelve months, we must increase the number of clients we service and actively market and promote our services.  We believe that our ability to file all documents in HTML has significantly improved our ability to compete with other providers of EDGARization services.  We have been actively meeting with our referral sources, such as accountants and attorneys, to understand how we can better service their clients’ needs and how we can obtain EDGARization work from clients of theirs that currently use another provider.  We believe that referrals will continue to comprise a majority of our business, and we hope to nurture and care for the relationships we have so that we can attract more clients.

We have also initiated a direct marketing campaign to newly public and small public companies.  We believe that many smaller public companies are particularly sensitive to pricing.  Therefore, we have targeted those companies as potential customers.  We plan to mail information with pricing specials as well as make direct marketing calls to those companies in an effort to attract their business.

We had cash of $1,000 as of December 31, 2010, which we estimate will be sufficient to fund our operations for the next two months. In the opinion of management and given our monthly burn rate of $1,000, our available funds will not satisfy our working capital requirements for the next twelve months.  Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors.  On February 14, 2011, Kevin Halter, our president, secretary, chief financial officer and sole director, loaned us $25,000.  The loan is bears interest at 6% and due on demand.  We used some of those funds to pay our auditors for the audit of our financial statements.  We expect that the increased legal and accounting costs due to the reporting requirements of becoming a reporting company will continue to impact our liquidity as we will need to obtain funds to pay those expenses.

Besides generating revenue from our current operations, we will need to raise approximately $50,000 to continue operating at our current rate.  At our current level of operation, we are not able to operate profitably.  In order to conduct further marketing activities and expand our operations to the point at which we are able to operate profitably, we believe we would need to raise $50,000, which would be used for conducting marketing activities.  Other than proposed increases in marketing expenses and the anticipated increases in legal and accounting costs of becoming a public company, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity.  Mr. Halter has not committed to make these additional contributions or loans, although he may do so if he is unable to attract other investors to the Company.

In the event that we experience a shortfall in our capital, we intend to pursue capital through public or private financing as well as borrowings and other sources, such as our officer and director.  We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be significantly hindered. If adequate funds are not available, we believe that our officer and director will contribute funds to pay for our expenses to achieve our objectives over the next twelve months.  However, our officer and director are not committed to contribute funds to pay for our expenses.

Our belief that our officer and director will pay our expenses is based on the fact that our officer and director collectively own 9,500,000 shares of our common stock, which equals approximately 95% of our outstanding common stock.  We believe that our officer and director will continue to pay our expenses as long as they maintain their ownership of our common stock. However, our officer and director is not committed to contribute additional capital.

We are not currently conducting any research and development activities.  We do not anticipate conducting such activities in the near future. We do not anticipate that we will purchase or sell any significant equipment.  In the event that we expand our customer base, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Off-Balance Sheet Arrangements. We have no off-balance sheet arrangements.

Item 3. Properties

Our Facilities.  Our executive, administrative and operating offices are located at 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.  Our office space is approximately 200 square feet and consists of one office with a reception area.  Our office space is provide at no charge by Kevin B. Halter, Jr. our President.  We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of December 31, 2010, regarding the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) by each of our directors and executive officers and (iii) by all of our executive officers and directors as a group. Each of the persons named in the table has sole voting and investment power with respect to common stock beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Kevin B. Halter, Jr. 2591 Dallas Parkway, Suite 102 Frisco, TX 75034	9,500,000 shares, direct ownership	95%
All directors and named executive officers as a group	9,500,000 shares	95%

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees.  Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control.  We are not aware of any arrangements which may result in “changes in control” as that term is defined by the provisions of Item 403 of Regulation S-B.

Item 5. Directors, Executive Officers, Promoters and Control Persons

Executive Officers and Directors.  Our directors serve until the next annual meeting of stockholders or until their successors are duly elected and have qualified. Directors are elected for one-year terms at the annual stockholders meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between Mr. Halter or any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect directors to our board. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs. Our board of directors does not have any committees at this time.

The following table sets forth information regarding our executive officer and director.

Name	Age	Position
Kevin B. Halter Jr.	50	president, secretary, chief financial officer, sole director

Kevin B. Halter Jr.  Mr. Halter age 50, has served as our sole office and director since November 9, 2010. Mr. Halter manages all aspects of our operations, including marketing and sales of our services and is primarily responsible for implementing our business plan. Mr. Halter has been President and sole stockholder of Securities Transfer Corporation since 1987, an SEC registered stock transfer company.  Since 1987, Mr. Halter has been the president and director of Halter Capital Corporation.  From 1994 until July 28, 2010 Mr. Halter, served as Vice President and a Director of Millennia, Inc. a diversified management company engaged, through its affiliates and subsidiaries. in various businesses.  The Company’s primary business has been to acquire and operate business operations through affiliates and subsidiaries and to provide management expertise to the affiliates and subsidiaries. Consequently, the Company has never had any operations of its own that were not part of one of its affiliates and/or subsidiaries.  From February 21, 2006 until February 5, 2008 he was President and a Director of Rub A Dub Soap, Inc., now known as Sentaida Tire Company Limited. From December 10, 2010 until January 16, 2011 he was the President, Secretary and Director of Ventura Assets Limited a reporting company that provides unclaimed property location services to the public and businesses.  On March 3, 2011 in Administrative Proceeding File No. 3-14285, In the Matter of Securities Transfer Corporation and Kevin Halter, Jr., an agreed order was entered censuring STC and requiring STC to retain a consultant to review all internal systems and recommend procedures to safeguard the funds and securities of its customers on deposit and to submit to continuing oversight review by such consultant.  STC was fined $10,000, and Kevin Halter, Jr. was suspended for three months from associating in a supervisory capacity with a transfer agent, broker-dealer or investment advisor.  Such order arose from a situation in which a former financial officer of STC commingled funds of STC and of its clients.  Mr. Halter is qualified to serve as our officer and director because of his years of experience in the management of several reporting companies and his special expertise in the Edgar filing business through his ownership of Securities Transfer Corp.

The following table identifies those companies with which Mr. Halter has been affiliated during the past five years whose securities were registered under the Exchange Act.  The table also details Mr. Halter’s prior and present involvement with each referenced company and the status of each company’s business operations immediately after the change of control.  The business descriptions provided below were derived from the respective entities’ periodic reports as filed with the SEC as a result of the change of control.

Regarding the other companies listed in the table, Mr. Halter was not affiliated with any of the operating businesses prior to the consummation of the reverse merger transaction and resigned as an officer and director upon consummation of the transaction.  After the merger transaction, Mr. Halter did not participate in the management of any of the companies and ceased being a principal shareholder.  As noted in the table below Mr. Halter sold, in some cases, all or a portion of his securities in such companies after the change in control.  Mr. Halter sold such securities for cash in open market transactions.

It is specifically noted that the relative success or failure of any of the entities referenced below subsequent to Mr. Halter’s affiliation should not be deemed an indication of the possibility of our success or failure upon the completion of our current plan of operations.

Name of Registrant	Date of Registration/SEC File Number	Nature of Interest	Status Immediately After Change of Control
Ventura Assets Limited	Form S-1 filed on August 12, 2008; SEC File Number 081010632
Mr. Halter acquired control on December 10, 2010. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on January 16, 2011. Mr. Halter has sold all of his shares of the company.
The company provides unclaimed property location services to the public and businesses.

Sentaida Tire Company Limited (formerly Rub A Dub Soap, Inc.)	Form SB-1 filed on February 14, 2002; SEC File Number 027421799
Mr. Halter acquired control on February 21, 2006. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on February 5, 2008.  Mr. Halter sold a portion of his shares and is currently a minority shareholder.
The company is engaged in the business of global marketing and distribution of tires and rubber without any tire manufacturing operations.

Millennia, Inc.	Form 10 filed on March 21, 2006 SEC File Number 001-12572	Mr. Halter, through his ownership in Halter Capital Corporation acquired control on January 26, 1994. Mr. Halter still owns all his shares.	The company is a diversified management company engaged, through its affiliates and subsidiaries. in various businesses.

There is no family relationship between any of our officers or directors.  There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Audit Committee Financial Expert.  We do not have a standing audit committee.  The functions of the Audit Committee are currently assumed by our board of directors. It is unlikely that we would be able to attract an independent financial expert to serve on our board of directors at this stage of our development.  In order to entice such a director to join our board of directors, we would probably need to acquire directors’ errors and omission liability insurance and provide some form of meaningful compensation to such a director; both of which we are unable to afford at this time.

Item 6. Executive Compensation

Any compensation received by our officer, director, and management personnel will be determined from time to time by our Board of Directors.  Our officer, director, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table.  The table set forth below summarizes the annual and long-term compensation for services in all capacities to us for the year ended payable to our President and our other executive officers during the years ending December 31, 2010.  Our Board of Directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compensation
		Salary	Bonus	Other Annual Compensation	Awards		Payouts
					Securities Under Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts
Kevin Halter President, CFO, Secretary & Director	2010	$0	Nil	Nil	Nil	Nil	Nil	Nil

Stock Options/SAR Grants.  No grants of stock options or stock appreciation rights were made since our date of incorporation on May 3, 2010.

Long-Term Incentive Plans.  There are no arrangements or plans in which we provide pension, retirement or similar benefits for our director or executive officer.  We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our director or executive officer.

Compensation of Directors.  Our directors who are also our employees receive no extra compensation for their service on our board of directors.

Employment Contracts and Termination of Employment.  We do not anticipate that we will enter into any employment contracts with any of our employees. We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation or retirement).

Item 7. Certain Relationships and Related Transactions

Related Party Transactions

On December 15, 2010 we entered into a stock exchange agreement pursuant to which the company agreed to issue 9,500,000 shares of restricted common stock to Kevin B. Halter, Jr. for all the issued and outstanding shares of STC EDGAR, Inc.  In connection with the stock exchange agreement Timothy P. Halter resigned as the President, Chief Financial Officer, Treasurer, Secretary and Director of the Company.  Kevin B. Halter, Jr. was appointed as the President, Chief Financial Officer, Treasurer, Secretary and Director of the Company. Timothy P. Halter is the brother of Kevin B. Halter, Jr.

Kevin Halter, Jr., our current controlling stockholder, is also the President and majority stockholder of our transfer agent Securities Transfer Corporation.  Securities Transfer Corporation also provides Edgar filing services and a conflict of interest may exist.  Mr. Halter is not required to commit his full time to our affairs, which may result in a conflict of interest in allocating his time between our operations and other businesses.  Mr. Halter is not obligated to contribute any specific number of hours to our affairs.  If his other business affairs require him to devote more substantial amounts of time to such interests, it could limit his ability to devote time to our affairs and could have a negative impact on our ability to implement our business plan.

The Company and it’s controlling stockholder, Kevin Halter, Jr., have agreed that additional funds will be necessary to support the corporate entity, comply with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and implement the Company’s business plan.  To this end, Mr. Halter has agreed to lend the Company up to $25,000 through a loan agreement bearing interest at 6.0% and maturity due upon demand.  Mr. Halter loaned $25,000 on February 14, 2011.  However, the Company is at the mercy of current and future economic trends, as well as current and future business operations for the Company and/or the Company’s majority stockholder to have the resources available to support the Company.  Should this pledge fail to provide financing, the Company has not identified any alternative sources of working capital to support the Company.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

•	disclosing such transactions in prospectuses where required;

•	disclosing in any and all filings with the Securities and Exchange Commission, where required;
•	obtaining disinterested directors consent; and
•	obtaining shareholder consent where required.

Item 8. Description of Securities

Common Stock.  Our authorized capital stock consists of 100,000,000 shares of $.001 par value common stock, of which 10,025,034 were issued and outstanding as of December 31, 2010.  Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders.  There is no cumulative voting with respect to the election of our directors or any other matter.  Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.  The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore.  Cash dividends are at the sole discretion of our board of directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.  Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock.  Our authorized capital stock also consists of 10,000 shares of $.001 par value preferred stock, of which no such shares are issued and outstanding as of December 31, 2010.

Stock Options.  As of January 2, 2010, we have no stock options outstanding or exercisable to acquire shares of our common stock.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information. Our common shares are not listed or quoted on any exchange or quotation system and there is no assurance of a public market or that the shares of common stock will ever trade on a recognized exchange.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future.  We currently intend to retain our earnings, if any, for use in our business.  Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Reports to Security Holders.  We will become a reporting company pursuant to the Exchange Act on April 14, 2011.  As such, we will be required to provide an annual report to our security holders, which will include audited financial statements, and quarterly reports, which will contain unaudited financial statements. The public may read and copy any materials filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

As of December 31, 2010, there were 483 record holders of our common stock.

No Equity Compensation Plan.  We do not have an equity compensation plan and do not plan to implement such a plan.

Penny Stock Regulation

It is anticipated that Trading of our securities will be in the over-the-counter markets which are commonly referred to as the “pink sheets” or on the OTC Bulletin Board.  As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of the securities offered.

Shares of our common stock will probably be subject to rules adopted the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;
•	a toll-free telephone number for inquiries on disciplinary actions;
•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•	such other information and is in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Transfer Agent

Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034, has been appointed the transfer agent of our common stock.

Legal Proceedings

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Item 10. Recent Sales of Unregistered Securities

There have been no sales of unregistered securities within the last one (1) year which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In December 2010, we issued 9,500,000 shares of our common stock to Kevin B. Halter, Jr. our founder, and currently our President, Secretary and sole Director for 100% of the outstanding shares of SMSA Kerrville Acquisition Corp.  The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission.

Item 11. Indemnification of Directors and Officers

Article Seventh of our Articles of Incorporation includes a provision eliminating the personal liability of our officer and director to us or our shareholders for breach of fiduciary duty involving any act or omission, except those acts and omissions which involve intentional misconduct, fraud, or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Section Ten of our Bylaws limits the liability of our officer and director.  Our officer and director will not be liable to us for monetary damages occurring because of a breach of their fiduciary duty as director in certain circumstances.  Such limitation will not affect liability for any breach of any of our director’s duty to us or our shareholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that he or she believes to be contrary to the best interests of us or our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his or her duty to us or our shareholders, or that indicate a reckless disregard for his or her duty to us or our shareholders in circumstances in which he or she was or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to us or our shareholders, or (iii) based on transactions between us and our director or another corporation with interrelated directors or on improper distributions, loans or guaranties pursuant to applicable sections of the Nevada General Corporation Law.  Such limitation of liability will not affect the availability of equitable remedies such as injunctive relief or rescission.  Our Bylaws provide that we will indemnify our director and officer to the extent permitted by law, including circumstances in which indemnification is otherwise discretionary under the Nevada General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our director, officer and controlling person pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 12. Financial Statement and Supplementary Data

The following financial statements, as specified in Regulation 228.310 (Item 310), are filed with this Registration Statement on Form 10.

1.           Audited Financial Statements for the Year Ended December 31, 2010 (Attached)

Item 13. Changes in and Disagreements with Accountants

None.

Item 14. Financial Statements and Exhibits

Index to Exhibits

Exhibits

Copies of the following documents were filed as exhibits with the original filing of this Registration Statement on Form 10 on February 15, 2011:

2.1	Exchange Agreement
3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate

SMSA Kerrville Acquisition Corp.
(a development stage company)

Contents

Page

Report of Registered Independent Certified Public Accounting Firm	F-2

Financial Statements

Consolidated Balance Sheet as of December 31, 2010	F-3

Consolidated Statement of Operations and Comprehensive Loss
for the period from November 9, 2010 (date of inception)
through December 31, 2010	F-4

Consolidated Statement of Changes in Stockholders’ Equity
for the period from November 9, 2010 (date of inception)
through December 31, 2010	F-5

Consolidated Statement of Cash Flows
for the period from November 9, 2010 (date of inception)
through December 31, 2010	F-6

Notes to Consolidated Financial Statements	F-7

LETTERHEAD OF S. W. HATFIELD, CPA

REPORT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
SMSA Kerrville Acquisition Corp.

We have audited the accompanying consolidated balance sheet of SMSA Kerrville Acquisition Corp. (a Nevada corporation and a development stage company) and Subsidiary as of December 31, 2010 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for the period from November 9, 2010 (date of inception) through December 31, 2010.  These consolidated financial statements are the sole responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SMSA Kerrville Acquisition Corp. and Subsidiary (a development stage company) as of December 31, 2010 and the results of its consolidated operations and cash flows for the period from November 9, 2010 (date of inception) through December 31, 2010, in conformity with generally accepted accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note D to the financial statements, the Company has no viable operations or significant assets and is currently dependent upon significant stockholders to provide sufficient working capital to maintain the integrity of the corporate entity.  These circumstances create substantial doubt about the Company’s ability to continue as a going concern and are discussed in Note D.  The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.

/s/ S. W. Hatfield CPA
S. W. HATFIELD, CPA
Dallas, Texas
January 28, 2011 (except for Note J
   as to which the date is February 11, 2011)

SMSA Kerrville Acquisition Corp. and Subsidiary
(a development stage company)
Consolidated Balance Sheet
December 31, 2010

December 31,
2010

ASSETS
Current Assets
Cash on hand and in bank	$1,000
Due from controlling stockholder	-

Total Assets	$1,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable - trade	$-

Total Liabilities	-

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Preferred stock - $0.001 par value
10,000,000 shares authorized.
None issued and outstanding	-

Common stock - $0.001 par value.
100,000,000 shares authorized.
10,025,034 shares issued and outstanding	10,025
Additional paid-in capital	(8,725)
Deficit accumulated during the development stage	(300)

Total Stockholders’ Equity (Deficit)	1,000

Total Liabilities and
Stockholders’ Equity (Deficit)	$1,000

The accompanying notes are an integral part of these financial statements.

SMSA Kerrville Acquisition Corp. and Subsidiary
(a development stage company)
Consolidated Statement of Operations and Comprehensive Loss
Period from November 9, 2010 (date of inception) through December 31, 2010

Period from
November 9, 2010
(date of inception)
through
December 31, 2010

Revenues	$-

Operating expenses
Organization costs	300
Professional fees	-
Other general and administrative costs	-

Total operating expenses	300

Loss from operations	(300)

Provision for income taxes	-

Net Income (Loss)	(300)

Other comprehensive income	-

Comprehensive Income (Loss)	$(300)

Loss per weighted-average share
of common stock outstanding,
computed on net loss - basic
and fully diluted	nil

Weighted-average number of shares
of common stock outstanding -
basic and fully diluted	10,025,034

The accompanying notes are an integral part of these financial statements.

SMSA Kerrville Acquisition Corp. and Subsidiary
(a development stage company)
Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
Period from November 9, 2010 (date of inception) through December 31, 2010

				Deficit
				accumulated
			Additional	during the
	Common Stock		paid-in	development
	Shares	Amount	capital	stage	Total

Common stock of SMSA Kerrville
Acquisition Corp. issued pursuant
to the plan of reorganization at
bankruptcy settlement date on
August 1, 2007 (par value $0.001)	525,034	$525	$475	$-	$1,000

Stock issued at formation of
STC Edgar, Inc. (par value $1.00)
on November 9, 2010	1,000	1,000	-	-	$1,000

Net effect of share exchange agreement
between SMSA Kerrville Acquisition
Corp. and STC Edgar, Inc. on
December 15, 2010	9,499,000	8,500	(9,200)	-	(700)

Net loss for the period from
November 9, 2010 (date of
inception) through December 31, 2010	-	-	-	(300)	(300)

Balances at December 31, 2010	10,025,034	$10,025	$(8,725)	$(300)	$1,000

The accompanying notes are an integral part of these financial statements.

SMSA Kerrville Acquisition Corp. and Subsidiary
(a development stage company)
Consolidated Statement of Cash Flows
Period from November 9, 2010 (date of inception) through December 31, 2010

Period from
November 9, 2010
(date of inception)
through
December 31, 2010

Cash Flows from Operating Activities
Net income (loss) for the period	$(300)
Adjustments to reconcile net loss
to net cash provided by operating activities
Depreciation	-
Increase (Decrease) in
Accounts payable	-

Net cash provided by operating activities	(300)

Cash Flows from Investing Activities	-

Cash Flows from Financing Activities
Sale of common stock at the formation of STC Edgar, Inc.	1,000
Cash contributed for the formation of STC Edgar, Inc.	300

Net cash provided by financing activities	1,300

Increase in Cash	1,000

Cash at beginning of period	-

Cash at end of period	$1,000

Supplemental Disclosure of
Interest and Income Taxes Paid
Interest paid during the period	$-
Income taxes paid during the period	$-

The accompanying notes are an integral part of these financial statements.

SMSA Kerrville Acquisition Corp. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements
December 31, 2010

Note A - Background and Description of Business

SMSA Kerrville Acquisition Corp. (Company) was organized on May 3, 2010 as a Nevada corporation to effect the reincorporation of Senior Management Services of Kerrville, Inc., a Texas corporation, mandated by the plan of reorganization discussed below.

The Company’s emergence from Chapter 11 of Title 11 of the United States Code on August 1, 2007 created the combination of a change in majority ownership and voting control - that is, loss of control by the then-existing stockholders, a court-approved reorganization, and a reliable measure of the entity’s fair value - resulting in a fresh start, creating, in substance, a new reporting entity.  Accordingly, the Company, post bankruptcy, has no significant assets, liabilities or operating activities.  Therefore, the Company, as a new reporting entity, qualifies as a “development stage enterprise” as defined in Development Stage Entities topic of the FASB Accounting Standards Codification and as a shell company as defined in Rule 405 under the Securities Act of 1933, (Securities Act), and Rule 12b-2 under the Securities Exchange Act of 1934, (Exchange Act).

On December 15, 2010, the Company, STC Edgar, Inc. (Edgar) and the individual stockholders of Edgar entered into a Share Exchange Agreement (Exchange Agreement) whereby the stockholders of Edgar exchanged 100.0% of the issued and outstanding stock of Edgar for 9,500,000 shares of restricted, unregistered common stock of the Company.  Edgar then became a wholly-owned subsidiary of the Company.

Edgar’s business plan is to provide the conversion and filing of various documents prepared in accordance with either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, for small to mid-sized public companies with the U.S. Securities and Exchange Commission (SEC) electronically through EDGAR, the Commission’s Electronic Data Gathering, Analysis, and Retrieval system.  The Company has never been affiliated with the U.S. Securities and Exchange Commission in any manner.

Note B - Reorganization Under Chapter 11 of the U. S. Bankruptcy Code

On January 17, 2007, Senior Management Services of Kerrville, Inc. and its affiliated companies (SMS Companies or Debtors) filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  During the three years prior to filing the reorganization petition, SMS Companies operated a chain of skilled nursing homes, located principally in Texas, which prior to the bankruptcy proceedings consisted of a total of 14 separate nursing facilities, ranging in size from approximately 114 beds to 325 beds.  In the aggregate, SMS Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees.  A significant portion of the SMS Companies cash flow was provided by patients covered by Medicare and Medicaid.  The SMS Companies facilities provided round-the-clock care for the health, well-being, safety and medical needs of its patients.  The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas.  In 2005, SMS Companies obtained a secured credit facility from a financial institution.  The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million which was utilized for working capital and to finance the purchase of the real  property on which 2 of its nursing care facilities operated.  By late 2006, SMS Companies were in an “overadvance” position, whereby the amount of funds extended by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility.  Beginning in September 2006, SMS Companies entered into the first of a series of forbearance agreements whereby the lender agreed to forebear from declaring the financing in default provided SMS Companies obtained a commitment from a new lender to refinance and restructure the credit  facility.  SMS Companies were unsuccessful in obtaining a commitment from a new lender and, on January 5, 2007, the lender declared SMS Companies in default and commenced foreclosure and collection proceedings.  On January 9, 2007, the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy.  Subsequently, on January 17, 2007, the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

SMSA Kerrville Acquisition Corp. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements – Continued
December 31, 2010

Note B - Reorganization Under Chapter 11 of the U. S. Bankruptcy Code - Continued

Under Chapter 11, certain claims against the Debtors in existence prior to the filing of the petitions for relief under Federal Bankruptcy Laws are stayed while the Debtors continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  These claims were reflected in the predecessor company’s balance sheets as “Liabilities Subject to Compromise” through the settlement date.  Additional claims (liabilities subject to compromise) may arise subsequent to the petition date resulting from the rejection of executory contracts, including leases, and from the determination of the court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts.

The First Amended, Modified Chapter 11 Plan, (the Plan) as presented by SMS Companies and their creditors was approved by the United States Bankruptcy Court, Northern District of Texas - Dallas Division on August 1, 2007.  The Plan, which contemplates the Company entering into a reverse merger transaction, provided that certain identified claimants as well as unsecured creditors, in accordance with the allocation provisions of the Plan of Reorganization, and the Company’s new controlling stockholder would receive “new” shares of the Company’s post-reorganization common stock, pursuant to Section 1145(a) of the Bankruptcy Code (Plan Shares).  As a result of the Plan’s approval, all liens, security interests, encumbrances and other interests, as defined in the Plan of Reorganization, attach to the creditor’s trust.  Specific injunctions prohibit any of these claims from being asserted against the Company prior to the contemplated reverse merger.

All assets, liabilities and other claims, including “Allowed Administrative Claims” which arise in the processing of the bankruptcy proceedings, against the Company and its affiliated entities were combined into a single creditor’s trust for the purpose of distribution of funds to creditors.  Each of the individual SMS Companies entities otherwise remained separate corporate entities.  From the commencement of the bankruptcy proceedings through August 1, 2007 (the confirmation date of the plan of reorganization), all secured claims and/or administrative claims during this period were satisfied through either direct payment or negotiation.

Pursuant to the Plan, the pre-confirmation unsecured creditors of Senior Management Services of Kerrville, Inc. (our predecessor company) agreed to accept Plan Shares in SMSA Kerrville Acquisition Corp., as reorganized, in lieu of asserting recovery of their claims against the Plan’s liquidating trust.  As previously discussed, the confirmation order provided for an injunction protecting us from the claims of the pre-confirmation unsecured creditors while the Company pursues a business combination with an operating business.

The Company’s Plan of Reorganization was confirmed by the Bankruptcy Court on August 1, 2007 and became effective on August 10, 2007.  It was determined that SMSA Kerrville Acquisition Corp’s reorganization value computed immediately before August 1, 2007, the confirmation date of the Plan of Reorganization, was approximately $1,000, which consisted of the following:

Current assets to be transferred to the post-confirmation entity	$1,000
Fair market value of property and equipment	-
Deposits with vendors and other assets transferred
to the post-confirmation entity	-

Reorganization value	$1,000

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SMSA Kerrville Acquisition Corp. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements – Continued
December 31, 2010

Note B - Reorganization Under Chapter 11 of the U. S. Bankruptcy Code - Continued

Pursuant to the Plan of Reorganization, all of the operations of the Company were transferred to a combined creditor’s trust and, as approved by the Bankruptcy Court, a completely new entity was formed for purposes of completing the aforementioned reverse merger transaction.  The Company adopted fresh-start reporting because the holders of existing voting shares immediately before filing and confirmation of the Plan received less than 50.0% of the voting shares of the emerging entity and its reorganization value is not greater than its postpetition liabilities and allowed claims, as shown below:

Postpetition current liabilities	$-
Liabilities deferred pursuant to Chapter 11 proceeding	-
“New” common stock issued upon reorganization	1,000

Total postpetition liabilties and allowed claims	1,000
Reorganization value	(1,000)

Excess of liabilities over reorganization value	$-

The reorganization value of SMSA Kerrville Acquisition Corp. was determined in consideration of several factors and by reliance on various valuation methods, including discounting cash flow and price/earnings and other applicable ratios.  The factors considered by SMSA Kerrville Acquisition Corp. included the following:

·	Forecasted operating and cash flows results which gave effect to the estimated impact of
-	Corporate restructuring and other operating program changes
-	Limitations on the use of available net operating loss carryforwards and other tax attributes resulting from the Plan of Reorganization and other events
·	The discounted residual value at the end of the forecast period based on capitalized cash flows for the last year of that period.
·	Market share and position
·	Competition and general economic conditions
·	Projected sales growth
·	Potential profitability
·	Seasonality and working capital requirements

After consideration of SMSA Kerrville Acquisition Corp.’s debt capacity and other capital structure considerations, such as industry norms, projected earnings to fixed charges, projected earnings before interest and projected free cash flow to debt service and other applicable ratios, management determined that SMSA Kerrville Acquisition Corp.’s reorganization capital structure should be as follows:

Common Stock (525,034 “new” shares to be issued at $0.001 par value)	$525
Additional paid-in capital	475

Total reorganized capital structure	$1,000

As previously discussed, the cancellation of all existing shares outstanding at the date of the bankruptcy filing and the issuance of all “new” shares of the reorganized entity caused an issuance of shares of common stock and a related change of control of the Company with more than 50.0% of the “new” shares being held by persons and/or entities which were not pre-bankruptcy stockholders.  In fact, no shares of SMSA Kerrville received by any current shareholder prior to the bankruptcy filing.  Accordingly, per the Reorganization topic of the FASB Accounting Standards Codification (Reorganization topic), the Company adopted “fresh-start” accounting as of the bankruptcy discharge date whereby all continuing assets and liabilities of the Company were restated to the fair market value.  The Reorganization topic further states that fresh start financial statements prepared by entities emerging from bankruptcy will not be comparable with those prepared before their plans were confirmed because they are, in fact, those of a new entity.  For accounting purposes, the Company adopted fresh start accounting in accordance with the Reorganization topic as of August 1, 2007, the confirmation date of the Plan.

SMSA Kerrville Acquisition Corp. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements – Continued
December 31, 2010

Note B - Reorganization Under Chapter 11 of the U. S. Bankruptcy Code - Continued

As of August 1, 2007, in accordance with the Plan of Reorganization, the only asset of the Company was approximately $1,000 in cash transferred from the bankruptcy creditor’s trust.

Note C - Preparation of Financial Statements

The acquisition of STC Edgar, Inc. on December 15, 2010 by SMSA Kerrville Acquisition Corp. effected a change in control and was accounted for as a “reverse acquisition” whereby STC Edgar, Inc. is the accounting acquiror for financial statement purposes.  Accordingly, for all periods subsequent to the December 15, 2010 “reverse acquisition” transaction, the historical financial statements of the Company reflect the financial statements of STC Edgar, Inc. since its inception on November 9, 2010 and the operations of SMSA Kerrville Acquisition Corp. subsequent to December 15, 2010.  Such transaction was an exchange of 9,000,000 shares of the Company in exchange for all issued common stock of STC Edgar, Inc.

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles and has established a year-end for accounting purposes of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Note D - Going Concern Uncertainty

The Company has no operating history, limited cash on hand, no operating assets and a business plan with inherent risk.  Because of these factors, the Company’s auditors have issued an audit opinion on the Company’s financial statements which includes a statement describing our going concern status.  This means, in the auditor’s opinion, substantial doubt about our ability to continue as a going concern exists at the date of their opinion.

The Company’s current business plan is to provide the conversion and filing of various documents prepared in accordance with either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, for small to mid-sized public companies with the U.S. Securities and Exchange Commission (SEC) electronically through EDGAR, the Commission’s Electronic Data Gathering, Analysis, and Retrieval system.  The Company is not and has never been affiliated with the U.S. Securities and Exchange Commission in any manner.

Kevin Halter, Jr., our controlling stockholder, is also the President and majority stockholder of Securities Transfer Corporation.  Securities Transfer Corporation also provides EDGAR filing services and a conflict of interest may exist.  Additionally, Mr. Halter is not obligated to contribute any specific number of hours to our affairs, which may result in an additional conflict of interest in allocating his time between our operations and his other business affairs.   If his other business affairs require him to devote more substantial amounts of time to such interests, it could limit his ability to devote time to our affairs and could have a negative impact on our ability to implement our business plan.

SMSA Kerrville Acquisition Corp. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements – Continued
December 31, 2010

Note D - Going Concern Uncertainty - Continued

The Company’s majority stockholder intends to maintain the corporate status of the Company and the Company’s former controlling stockholder provided all nominal working capital support on the Company’s behalf from August 1, 2004 (date of bankruptcy settlement) through December 15, 2010 (date of transaction with Edgar).  Because of the Company’s lack of operating assets, its continuance is fully dependent upon the majority stockholder’s continuing support.

The Company and it’s controlling stockholder, Kevin Halter, Jr., have agreed that additional funds will be necessary to support the corporate entity, comply with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and implement the Company’s business plan.  To this end, Mr. Halter has agreed to lend the Company up to $25,000 through a loan agreement bearing interest at 6.0% and maturity due upon demand.  No funding has yet been received on this agreement.  However, the Company is at the mercy of current and future economic trends, as well as current and future business operations for the Company and/or the Company’s majority stockholder to have the resources available to support the Company.  Should this pledge fail to provide financing, the Company has not identified any alternative sources of working capital to support the Company.

The Company’s continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.  Further, the Company faces considerable risk in it’s business plan and a potential shortfall of funding due to our potential inability to raise capital in the equity securities market.  If no additional operating capital is received during the next twelve months, the Company will be forced to rely on existing cash in the bank and additional funds loaned by management and/or significant stockholders.

The Company anticipates offering future sales of equity securities.  However, there is no assurance that the Company will be able to obtain additional funding through the sales of additional equity securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

The Company’s certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock and 100,000,000 shares of common stock.  The Company’s ability to issue preferred stock may limit the Company’s ability to obtain debt or equity financing as well as impede potential takeover of the Company, which takeover may be in the best interest of stockholders.  The Company’s ability to issue these authorized but unissued securities may also negatively impact our ability to raise additional capital through the sale of our debt or equity securities.

In such a restricted cash flow scenario, the Company would be unable to complete its business plan steps, and would, instead, delay all cash intensive activities.  Without necessary cash flow, the Company may become dormant during the next twelve months, or until such time as necessary funds could be raised in the equity securities market.

While the Company is of the opinion that good faith estimates of the Company’s ability to secure additional capital in the future to reach its goals have been made, there is no guarantee that the Company will receive sufficient funding to sustain operations or implement any future business plan steps.

Note E - Related Party Transactions and Conflicts of Interest

Timothy P. Halter, the Company’s former sole officer and director from August 1, 2007 (date of bankruptcy settlement) through December 14, 2010, is the sole officer, director and stockholder of Halter Financial Group, Inc. (HFG), and an officer and member of Halter Financial Investments GP, LLC, general partner of Halter Financial Investments, L. P. (HFI), our former controlling stockholder.  Timothy P. Halter is the brother of Kevin B. Halter, Jr. who has served as the Company’s sole officer and director since December 15, 2010.  Kevin B. Halter, Jr. will assist us with the implementation of our business plan.

SMSA Kerrville Acquisition Corp. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements – Continued
December 31, 2010

Note E - Related Party Transactions and Conflicts of Interest - Continued

Kevin Halter, Jr., our current controlling stockholder, is also the President and majority stockholder of Securities Transfer Corporation.  Securities Transfer Corporation also provides Edgar filing services and a conflict of interest may exist.  Mr. Halter is not required to commit his full time to our affairs, which may result in a conflict of interest in allocating his time between our operations and other businesses.  Mr. Halter is not obligated to contribute any specific number of hours to our affairs.  If his other business affairs require him to devote more substantial amounts of time to such interests, it could limit his ability to devote time to our affairs and could have a negative impact on our ability to implement our business plan.

The Company and it’s controlling stockholder, Kevin Halter, Jr., have agreed that additional funds will be necessary to support the corporate entity, comply with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and implement the Company’s business plan.  To this end, Mr. Halter has agreed to lend the Company up to $25,000 through a loan agreement bearing interest at 6.0% and maturity due upon demand.  No funding has yet been received on this agreement.  However, the Company is at the mercy of current and future economic trends, as well as current and future business operations for the Company and/or the Company’s majority stockholder to have the resources available to support the Company.  Should this pledge fail to provide financing, the Company has not identified any alternative sources of working capital to support the Company.

Note F - Summary of Significant Accounting Policies

1.           Cash and cash equivalents

The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2.           Reorganization costs

The Company has adopted the provisions of provisions required by the Start-Up Activities topic of the FASB Accounting Standards Codification whereby all costs incurred with the incorporation and reorganization of the Company were charged to operations as incurred.

3.           Income taxes

The Company will file income tax returns in future periods in the United States of America and various states, as appropriate and applicable.

The Company uses the asset and liability method of accounting for income taxes.  At December 31, 2010, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences.  Temporary differences generally represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals, as well as the potential impact of any net operating loss carryforwards (s) and their potential utilization.

The Company has adopted the provisions required by the Income Taxes topic of the FASB Accounting Standards Codification.  The Codification Topic requires the recognition of potential liabilities as a result of management’s acceptance of potentially uncertain positions for income tax treatment on a “more-likely-than-not” probability of an assessment upon examination by a respective taxing authority.  As a result of the implementation of Codification’s Income Tax Topic, the Company did not incur any liability for unrecognized tax benefits.

SMSA Kerrville Acquisition Corp. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements – Continued
December 31, 2010

Note E - Summary of Significant Accounting Policies - Continued

4.           Income (Loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date.

As of December 31, 2010, the Company had no outstanding stock warrants, options or convertible securities which could be considered as dilutive for purposes of the loss per share calculation.

5.           Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

Note G - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company’s earnings are subject to fluctuations in interest rates on either investments or on debt and is fully dependent upon the volatility of these rates.  The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

Financial risk is the risk that the Company’s earnings are subject to fluctuations in interest rates or foreign exchange rates and are fully dependent upon the volatility of these rates.  The Company does not use derivative instruments to moderate its exposure to financial risk, if any.

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SMSA Kerrville Acquisition Corp. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements – Continued
December 31, 2010

Note H - Income Taxes

The components of income tax (benefit) expense for the period from November 9, 2010 (date of inception) through December 31, 2010 is as follows:

Period from
November 9, 2010
(date of inception)
through
December 31, 2010

Federal:
Current	$-
Deferred	-
-
State:
Current	-
Deferred	-
-

Total	$-

As of September 30, 2010, the Company has a nominal net operating loss carryforward.  The amount and availability of any net operating loss carryforwards will be subject to the limitations set forth in the Internal Revenue Code.  Such factors as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of any net operating loss carryforward(s).

The Company’s income tax expense (benefit) for the period from November 9, 2010 (date of inception) through December 31, 2010 varied from the statutory rate of 34% as follows:

Period from
November 9, 2010
(date of inception)
through
December 31, 2010

Statutory rate applied to
income before income taxes	$(100)
Increase (decrease) in income
taxes resulting from:
State income taxes	-
Other, including reserve for
deferred tax asset and application
of net operating loss carryforward	100

Income tax expense	$-

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SMSA Kerrville Acquisition Corp. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements – Continued
December 31, 2010

Note H - Income Taxes - Continued

The Company’s only temporary difference due to statutory requirements in the recognition of assets and liabilities for tax and financial reporting purposes, as of December 31, 2010, relates solely to the Company’s net operating loss carryforward(s).  This difference gives rise to the financial statement carrying amounts and tax bases of assets and liabilities causing either deferred tax assets or liabilities, as necessary, as of December 31, 2010:

December 31,
2010

Deferred tax assets
Net operating loss carryforwards	$100
Less valuation allowance	(100)

Net Deferred Tax Asset	$-

During the period from November 9, 2010 (date of inception) through December 31, 2010, the valuation allowance for the deferred tax asset increased by approximately $100.

Note I - Capital Stock Transactions

Pursuant to the Plan affirmed by the U. S. Bankruptcy Court - Northern District of Texas - Dallas Division, the Company will issue a sufficient number of Plan shares to meet the requirements of the Plan.  Such number was estimated in the Plan to be approximately 500,000 Plan Shares relative to each Post Confirmation Debtor.

As provided in the Plan, 80.0% of the Plan Shares of the Company were issued to Halter Financial Group, Inc. (HFG) in exchange for the release of its Allowed Administrative Claims, the performance of certain services and the payment of certain fees related to the then-anticipated reverse merger or acquisition transactions as described in the Plan.  The remaining 20.0% of the Plan Shares of the Company were issued to other holders of various claims as defined in the Plan.

Based upon the calculations provided by the Creditor’s Trustee, the Company issued an aggregate 525,034 shares of the Company’s “new” common stock to all unsecured creditors and the controlling stockholder in settlement of all unpaid pre-confirmation obligations of the Company and/or the bankruptcy trust.

Effective May 3, 2010, HFG transferred its 400,000 Plan Shares to Halter Financial Investments, L.P. (HFI),  a Texas limited partnership controlled by Timothy P. Halter, who is also the controlling officer of HFG.

On December 15, 2010, the Company, STC Edgar, Inc. (Edgar) and the individual stockholders of Edgar entered into a “Share Exchange Agreement” (Exchange Agreement) whereby the stockholders of Edgar exchanged 100.0% of the issued and outstanding stock of Edgar for 9,500,000 shares of restricted, unregistered common stock of the Company.  Edgar then became a wholly-owned subsidiary of the Company.

Note J - Subsequent Events

Management has evaluated all activity of the Company through February 11, 2011 (the issue date of the financial statements) and concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to consolidated financial statements.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized.

SMSA KERRVILLE ACQUISITION CORP., a Nevada corporation

Date: March 23, 2011	By:	/s/ Kevin B. Halter, Jr.
Kevin Halter President, Chief Financial Officer, Secretary and Director